Exhibit 99.1

Celanese Corporation Reports Fourth Quarter Earnings

Dallas, February 17, 2026: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported full year 2025 U.S. GAAP diluted loss per share of $10.44 and adjusted earnings per share of $3.98. The Company generated net sales of $9.5 billion in 2025, a 7 percent decrease from the previous year consisting of a 4 percent decline in price and a 4 percent decline in volume, with a small currency benefit. Throughout the year, the Company experienced lower-than-normal demand levels in key end-markets like automotive, paints, coatings, and construction. Celanese remained focused on the strategic priorities of increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top line growth. The Company reported 2025 consolidated operating loss of $786 million, adjusted EBIT of $1.2 billion, and operating EBITDA of $1.9 billion at margins of (8), 12, and 20 percent, respectively. The Company also generated operating cash flow of $1.1 billion and free cash flow of $773 million.
The difference between U.S. GAAP diluted earnings per share and adjusted earnings per share in 2025 was primarily due to Certain Items totaling $1.6 billion1.
Celanese also reported fourth quarter 2025 U.S. GAAP diluted earnings per share of $0.23 and adjusted earnings per share of $0.67. The Company generated net sales of $2.2 billion in the fourth quarter, a sequential 9 percent decline driven by decreases of 7 percent in volume and 2 percent in price. Celanese reported fourth quarter consolidated operating profit of $93 million, adjusted EBIT of $251 million, and operating EBITDA of $435 million at margins of 4, 11, and 20 percent, respectively. These results were driven by greater than anticipated year-end destocking and competitive dynamics in acetate tow, with offsets from cost reductions in the quarter and mix improvement in Engineered Materials. The Company also reported operating cash flow of $252 million and free cash flow of $160 million in the quarter.
"Our full‑year performance demonstrates the strength of our action plans and disciplined execution in a challenging environment," said Scott Richardson, president and chief executive officer. "With over $770 million of free cash flow generation, over $120 million in cost reductions, the Micromax® divestiture completed, near-term maturities refinanced, and programs in place to drive growth and enrich our EM pipeline, we've made considerable progress against our priorities of deleveraging, cost improvement, and top‑line growth. While fourth‑quarter results reflected anticipated seasonality and softer volumes, the decisive steps we took throughout 2025—portfolio actions, cost reductions, footprint optimization, and prudent refinancing—position us well for continued improvement."
1 Primarily related to impairment of goodwill and certain trade names arising from our annual goodwill and indefinite-lived intangible assets impairment tests.

Fourth Quarter 2025 Financial Highlights:

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,277	1,384	1,269
Acetyl Chain	940	1,061	1,110
Intersegment Eliminations	(13)	(26)	(21)
Total	2,204	2,419	2,358

Operating Profit (Loss)
Engineered Materials	111	(1,327)	(1,521)
Acetyl Chain	90	135	215
Other Activities	(108)	(83)	(113)
Total	93	(1,275)	(1,419)

Net Earnings (Loss)	22	(1,353)	(1,922)

Adjusted EBIT(1)
Engineered Materials	183	200	143
Acetyl Chain	146	187	252
Other Activities	(78)	(61)	(76)
Total	251	326	319

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	32	35	33
Acetyl Chain	42	44	35

Operating EBITDA(1)	435	517	503
Diluted EPS - continuing operations	$0.23	$(12.39)	$(17.55)
Diluted EPS - total	$0.17	$(12.39)	$(17.60)
Adjusted EPS(1)	$0.67	$1.34	$1.33

Net cash provided by (used in) investing activities	(104)	(59)	(128)
Net cash provided by (used in) financing activities	(324)	(118)	(189)
Net cash provided by (used in) operating activities	252	447	494
Free cash flow(1)	160	375	381
____________________________
(1)See "Non-US GAAP Financial Measures" below.

	Year Ended December 31,
	2025	2024
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	5,390	5,595
Acetyl Chain	4,232	4,763
Intersegment Eliminations	(78)	(90)
Total	9,544	10,268

Operating Profit (Loss)
Engineered Materials	(958)	(1,197)
Acetyl Chain	539	946
Other Activities	(367)	(469)
Total	(786)	(720)

Net Earnings (Loss)	(1,151)	(1,534)

Adjusted EBIT(1)
Engineered Materials	720	841
Acetyl Chain	695	1,097
Other Activities	(265)	(313)
Total	1,150	1,625

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	109	178
Acetyl Chain	132	138

Operating EBITDA(1)	1,893	2,353
Diluted EPS - continuing operations	$(10.44)	$(14.04)
Diluted EPS - total	$(10.64)	$(14.11)
Adjusted EPS(1)	$3.98	$8.18

Net cash provided by (used in) investing activities	(349)	(470)
Net cash provided by (used in) financing activities	(513)	(1,313)
Net cash provided by (used in) operating activities	1,146	966
Free cash flow(1)	773	498
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Fourth Quarter Business Segment Overview
Engineered Materials
Engineered Materials reported full year net sales of $5.4 billion, a 4 percent decrease compared to the previous year, driven by a 4 percent decrease in volume and a 1 percent decrease in price, with a small currency benefit. Engineered Materials launched a complexity reduction program early in 2025 to reduce costs and lower inventories. The business realized approximately $70 million in cost savings through the year, while reducing inventory by over $100 million. Engineered Materials reported full year operating loss of $958 million, adjusted EBIT of $720 million, and operating EBITDA of $1.2 billion, with margins of (18), 13, and 22 percent, respectively. Following substantial first quarter European automotive destocking, these initiatives largely steadied the business through the year despite continual volume headwinds.
Engineered Materials focused on continued improvement in pipeline quality and velocity to fully leverage the business's broad specialty products portfolio, deep material science application development expertise, and industry-leading capabilities in design and prototyping, computer aided engineering (CAE) simulation, and material processing. Also in 2025, Engineered Materials continued to advance commercial capabilities through the launch of AskChemille.com, a digital assistant platform for advanced material selection offering a comprehensive range of engineered material options.
Engineered Materials reported fourth quarter net sales of $1.3 billion, representing a decrease of 8 percent compared to the previous quarter, consisting of a 6 percent decrease in volume and 2 percent decrease in price. Volumes were pressured by channel partner destocking in the western hemisphere and lower than expected demand in Asia. The business reported fourth quarter operating profit of $111 million, adjusted EBIT of $183 million, and operating EBITDA of $288 million, with margins of 9, 14, and 23 percent, respectively. The results were driven by the business's efforts to reduce costs and drive mix enrichment, despite volume headwinds.
Acetyl Chain
The Acetyl Chain reported full year net sales of $4.2 billion, an 11 percent decrease compared to the previous year driven by a 6 percent decrease in volume and a 6 percent decrease in price, with a small currency benefit. Persistently weak demand in key end-markets like paints, coatings, and construction impacted the vinyls business in the western hemisphere. Additionally, in acetate tow, elevated competitive pressures and weaker demand conditions challenged volumes, pricing, and sales mix. The Acetyl Chain responded by exercising the agility and optionality that has become the hallmark of the business, and drove continuous actions to maximize earnings. The business reported full year operating profit of $539 million, adjusted EBIT of $695 million, and operating EBITDA of $947 million with margins of 13, 16, and 22 percent, respectively. The Acetyl Chain took significant steps to improve the near-term and longer-term performance of the business, including:
•Announcing the intention to close the acetate tow manufacturing site in Lanaken, Belgium.
•Idling the VAM facility in Frankfurt, Germany for most of the second half of the year.
•Prioritizing production at the lowest-cost gulf coast sites to drive profitability and reduce cost-to-serve.
•Driving growth in differentiated downstream applications to improve margins by leveraging the business's optionality.
•Accelerating commercialization of Eco-CC sustainable products, especially in coatings and adhesives, to increase differentiation and grow share of downstream applications.

•Accelerating deployment of manufacturing digitization tools throughout the Acetyl Chain production network.
The Acetyl Chain delivered fourth quarter net sales of $940 million, representing a sequential decrease of 11 percent, consisting of declines of 10 percent in volume and 1 percent in price. The overall demand environment remained challenged, with year-end seasonal declines greater than expected, especially in December. The Acetyl Chain delivered fourth quarter operating profit of $90 million, adjusted EBIT of $146 million, and operating EBITDA of $210 million at margins of 10, 16, and 22 percent, respectively. Utilizing the daily operating model, the business continued to take multiple actions to drive consistency of earnings. These included optimizing production at low-cost, U.S.-based sites, reducing operating rates at higher cost sites, and reducing global distribution costs to align with the demand environment.
Cash Flow and Tax
Celanese reported full year operating cash flow of $1.1 billion and free cash flow of $773 million. Full year 2025 operating cash flow and free cash flow results were mainly driven by cost reductions, disciplined management of capital expenditures, continued execution of the inventory reduction goals in Engineered Materials, and timing of working capital.
The effective U.S. GAAP income tax rate for the full year ended December 31, 2025 was 7 percent on a loss for the full year 2025, primarily driven by a book goodwill impairment charge of $1.1 billion for the Engineered Materials reporting unit that did not provide a tax benefit and an increase in valuation allowance on US foreign tax credit carryforward due to the revised forecasts of foreign-source income. These impacts were partially offset by deferred tax benefits related to integration transactions and realignment of intangibles and tax benefits related to the resolution of tax examinations.
The effective tax rate for 2025 adjusted earnings was 8 percent excluding the impact of the goodwill charge that is non-deductible for tax purposes and other non-recurring items.
"Looking to the first quarter, we expect little change to the overall demand environment. We expect to see some modest seasonal improvements in volumes, and continued benefits from our cost reduction initiatives. These will be partially offset by the timing of the acetate tow dividend from our joint venture in China, which will be paid three times a year starting in the second quarter, similar to last year," continued Richardson. "Given this backdrop, we anticipate first quarter adjusted earnings per share to be $0.70 to $0.85."
"As we enter 2026, we remain focused on driving further cash generation, capturing additional cost savings, and advancing growth initiatives, to enhance long‑term value creation. We expect to have another strong year of cash generation with a targeted free cash flow of $650 to $750 million. Although the macro environment remains uncertain, we've created forward momentum. We believe the decisive actions we are taking position Celanese to meaningfully benefit from the eventual recovery."
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.

The Company's prepared remarks related to the fourth quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on February 17, 2026. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Jamaison Schuler	Petra Czugler
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2025 net sales of $9.5 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness and our financial condition, each of which could diminish our ability to raise additional capital to fund operations, reduce our business and strategic flexibility, increase our interest expense, limit the success of our deleveraging efforts, and impact changes to our credit ratings, which could increase our interest expense in the event of additional downgrades; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairment of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, AI-related vulnerabilities, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of fire, flood, hurricanes, other severe weather, natural disasters, other catastrophic events, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties, treaties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about February 17, 2026 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Annual Report on Form 10-K for the annual period ending December 31, 2025.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(In $ millions, except share and per share data)
Net sales	2,204	2,419	2,358
Cost of sales	(1,781)	(1,898)	(1,832)
Gross profit	423	521	526
Selling, general and administrative expenses	(223)	(231)	(263)
Amortization of intangible assets	(40)	(42)	(40)
Research and development expenses	(32)	(31)	(31)
Other (charges) gains, net	(39)	(1,491)	(1,621)
Foreign exchange gain (loss), net	7	2	12
Gain (loss) on disposition of businesses and assets, net	(3)	(3)	(2)
Operating profit (loss)	93	(1,275)	(1,419)
Equity in net earnings (loss) of affiliates	37	39	39
Non-operating pension and other postretirement employee benefit (expense) income	50	2	(27)
Interest expense	(177)	(177)	(164)
Interest income	6	7	5
Dividend income - equity investments	40	40	33
Other income (expense), net	—	4	—
Earnings (loss) from continuing operations before tax	13	(1,360)	(1,533)
Income tax (provision) benefit	15	7	(384)
Earnings (loss) from continuing operations	28	(1,353)	(1,917)
Earnings (loss) from operation of discontinued operations	(8)	—	(6)
Income tax (provision) benefit from discontinued operations	2	—	1
Earnings (loss) from discontinued operations	(6)	—	(5)
Net earnings (loss)	22	(1,353)	(1,922)
Net (earnings) loss attributable to noncontrolling interests	(3)	(4)	(3)
Net earnings (loss) attributable to Celanese Corporation	19	(1,357)	(1,925)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	25	(1,357)	(1,920)
Earnings (loss) from discontinued operations	(6)	—	(5)
Net earnings (loss)	19	(1,357)	(1,925)
Earnings (loss) per common share - basic
Continuing operations	0.23	(12.39)	(17.55)
Discontinued operations	(0.06)	—	(0.05)
Net earnings (loss) - basic	0.17	(12.39)	(17.60)
Earnings (loss) per common share - diluted
Continuing operations	0.23	(12.39)	(17.55)
Discontinued operations	(0.06)	—	(0.05)
Net earnings (loss) - diluted	0.17	(12.39)	(17.60)
Weighted average shares (in millions)
Basic	109.6	109.6	109.4
Diluted	109.8	109.6	109.4

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2025	2024
	(In $ millions, except share and per share data)
Net sales	9,544	10,268
Cost of sales	(7,592)	(7,932)
Gross profit	1,952	2,336
Selling, general and administrative expenses	(899)	(1,033)
Amortization of intangible assets	(164)	(159)
Research and development expenses	(125)	(130)
Other (charges) gains, net	(1,581)	(1,744)
Foreign exchange gain (loss), net	36	24
Gain (loss) on disposition of businesses and assets, net	(5)	(14)
Operating profit (loss)	(786)	(720)
Equity in net earnings (loss) of affiliates	127	196
Non-operating pension and other postretirement employee benefit (expense) income	55	(20)
Interest expense	(701)	(676)
Refinancing expense	(68)	—
Interest income	24	33
Dividend income - equity investments	122	128
Other income (expense), net	7	40
Earnings (loss) from continuing operations before tax	(1,220)	(1,019)
Income tax (provision) benefit	90	(507)
Earnings (loss) from continuing operations	(1,130)	(1,526)
Earnings (loss) from operation of discontinued operations	(24)	(10)
Income tax (provision) benefit from discontinued operations	3	2
Earnings (loss) from discontinued operations	(21)	(8)
Net earnings (loss)	(1,151)	(1,534)
Net (earnings) loss attributable to noncontrolling interests	(14)	(8)
Net earnings (loss) attributable to Celanese Corporation	(1,165)	(1,542)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(1,144)	(1,534)
Earnings (loss) from discontinued operations	(21)	(8)
Net earnings (loss)	(1,165)	(1,542)
Earnings (loss) per common share - basic
Continuing operations	(10.44)	(14.04)
Discontinued operations	(0.20)	(0.07)
Net earnings (loss) - basic	(10.64)	(14.11)
Earnings (loss) per common share - diluted
Continuing operations	(10.44)	(14.04)
Discontinued operations	(0.20)	(0.07)
Net earnings (loss) - diluted	(10.64)	(14.11)
Weighted average shares (in millions)
Basic	109.5	109.3
Diluted	109.5	109.3

Consolidated Balance Sheets - Unaudited

	As of December 31, 2025	As of December 31, 2024

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,263	962
Trade receivables - third party and affiliates, net	922	1,121
Non-trade receivables, net	545	493
Inventories	2,220	2,284
Assets held for sale	492	—
Other assets	251	266
Total current assets	5,693	5,126
Investments in affiliates	1,252	1,217
Property, plant and equipment, net	5,076	5,273
Operating lease right-of-use assets	359	388
Deferred income taxes	1,359	1,251
Other assets	601	555
Goodwill	4,171	5,387
Intangible assets, net	3,184	3,641
Total assets	21,695	22,838
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,204	1,501
Trade payables - third party and affiliates	1,279	1,228
Liabilities held for sale	75	—
Other liabilities	1,049	1,157
Income taxes payable	76	4
Total current liabilities	3,683	3,890
Long-term debt, net of unamortized deferred financing costs	11,394	11,078
Deferred income taxes	512	923
Uncertain tax positions	208	286
Benefit obligations	344	396
Operating lease liabilities	265	294
Other liabilities	817	408
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,482)	(5,486)
Additional paid-in capital	431	409
Retained earnings	9,876	11,054
Accumulated other comprehensive income (loss), net	(776)	(848)
Total Celanese Corporation shareholders' equity	4,049	5,129
Noncontrolling interests	423	434
Total equity	4,472	5,563
Total liabilities and equity	21,695	22,838